EXHIBIT 10.2

AMENDMENT TO SPLIT-DOLLAR INSURANCE AGREEMENT

This Amendment to Split-Dollar Insurance Agreement ("Amendment") is entered into by and between Hurco Companies, Inc. (the "Employer"), and Roger J. Wolf (the "Employee").

Recitals

A.  The Employer and the Employee entered into a Split-Dollar Insurance Agreement dated December 10, 1996, under which the Employer, as an inducement to the Employee's continued employment, agreed to assist the Employee with his personal life insurance program ("Insurance Agreement"). Pursuant to the Insurance Agreement, the Employee became the owner of Policy Number 14066204 (the "Policy") issued by The Northwestern Mutual Life Insurance Company (the "Insurer"), and the Employee assigned certain interests in the Policy to the Employer by entering into a Collateral Assignment dated December 10, 1996 (the "Collateral Assignment").

B.  In view of the Employee's retirement effective January 2, 2005, the Employer and the Employee are executing a Separation and Release Agreement and desire to amend the Insurance Agreement concurrently.

Agreement

In consideration of the premises and the following mutual undertakings, the Employer and the Employee hereby amend the Insurance Agreement as follows:

1.  Policy Ownership and Collateral Assignment. The Employee shall continue to be the owner of the Policy, and the Collateral Assignment shall remain in place and continue to provide the Employer with the Policy interests described in the Collateral Assignment until terminated pursuant to this Amendment.

2.  Termination of Employer Premium Obligations. The Employer's obligations to make premium payments on the Policy are terminated effective immediately after the premium payment made for December 2001, and the Employee shall have no claim for further premium payments or for reimbursement for any premiums paid by the Employee or by borrowing against the Policy.

3.  Termination of Insurance Agreement. The Insurance Agreement shall terminate on the earlier of (i) the Employee's providing of written notice of termination to the Employer or (ii) December 10, 2011 (the "Termination Date"). The Employer shall not have any right to terminate the Insurance Agreement unilaterally. On the Termination Date, the parties shall implement the following termination procedures:

a.  The Employee shall pay the Employer the total amount of $147,810 (the "Recovery Amount").

b.  The Employer shall release the Collateral Assignment.

c.  The Employer and the Employee shall take any other actions required by the Insurer to implement the termination.

d.  The Employee shall retain all rights as Policy owner, and the Employer shall cease to have any rights to payment under the Insurance Agreement, the Collateral Assignment, or the Policy.

4.  Policy Proceeds at Death. In the event of the Employee's death before the Termination Date, the Policy beneficiaries shall have the following rights to the Policy proceeds:

a.  The Employer shall be the direct beneficiary of the Policy to the extent of the Repayment Amount.

b.  If the Policy proceeds exceed the amount of the Repayment Amount, the Employee's designated beneficiaries shall be the direct beneficiaries of the remaining Policy proceeds to the extent of (i) 200% of the Employee's 2004 annual compensation rate of $197,400.00 increased by 4% per annum from December 31, 2004, until his date of death, plus (ii) $25,000 ("Secondary Interest").

c.  If the Policy proceeds exceed the sum of the Recovery Amount and the Secondary Interest, the Employer shall be the direct beneficiary of any remaining proceeds of the Policy.

5.  Remaining Terms of Insurance Agreement. Except to the extent altered by the terms of this Amendment, the terms of the Insurance Agreement shall remain effective.

IN WITNESS WHEREOF, the Employer and the Employee have executed this Amendment on the dates indicated below, intending it to become effective seven (7) days after the Employee executes the Amendment.

                            WOLF                                  HURCO COMPANIES, INC.

/s/ Roger J. Wolf____________________        By: /s/ James D. Fabris__________________
Roger J. Wolf                        James D. Fabris
         President, COO

Date: _11/23/04____________________        Date: __11/23/04_______________________